Exhibit 3.1

[Complete copy as amended for SEC filing purposes only]

AMENDED AND RESTATED CHARTER
OF
DOLLAR GENERAL CORPORATION

1.             The name of the corporation shall be Dollar General Corporation.

2.             The corporation is for profit.

3.             The duration of the corporation is perpetual.

4.             The street address and ZIP code of the corporation’s principal office in Tennessee will be:

100 Mission Ridge

Goodlettsville, Tennessee 37072

County of Davidson

5.             (a)  The name of the registered agent is Corporation Service Company.

(b)  The street address, ZIP code and county of the corporation’s registered office and registered agent in Tennessee shall be:

Corporation Service Company
2908 Poston Avenue
Nashville, Tennessee 37203
County of Davidson

6.             The corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Tennessee Business Corporation Act, as amended from time to time.

7.             The maximum number of shares of stock the corporation is authorized to issue is:

(a)  1,000,000,000 shares of common stock, $0.875 par value per share, which shall be entitled to one vote per share and, upon dissolution of the corporation, shall be entitled to receive the net assets of the corporation.

(b)  1,000,000 shares of Preferred Stock. Pursuant to TCA §§ 48-16-101 and 102, the preferences, limitations and relative rights of the Preferred Stock shall be determined by the Board of Directors.

8.             The shareholders of the corporation shall not have preemptive rights.

9.             The business and affairs of the corporation shall be managed by a Board of Directors. The number of Directors and their terms shall be established in accordance with the Bylaws of the corporation.  A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify; subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by the Board of Directors.

Subject to the rights of any voting group established either in the corporation’s Bylaws or by any applicable shareholders’ agreement, any director may be removed from office but only for cause and only by (a) the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in the election of directors, considered for this purpose as one class, or (b) the affirmative vote of a majority of the entire Board of Directors then in office.

Notwithstanding any other provision of this Charter, the affirmative vote of holders of eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors, voting together as a single class, shall be required to amend or repeal this Article 9 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the corporation’s Bylaws in a manner that is inconsistent with the purpose and intent of this Article 9.

10.           Except as provided in Article 9 or in the case of a contested election, a nominee for director shall be elected by the affirmative vote of a majority of the votes cast in favor of or against the election of such nominee by holders of shares entitled to vote in the election at a meeting for the election of directors at which a quorum is present. For purposes of this Article 10, “affirmative vote of a majority of the votes cast” shall mean that the number of votes cast in favor of the election of such nominee exceeds the number of votes cast against the election of such nominee; abstentions and broker non-votes shall not be deemed to be votes cast for purposes of tabulating the vote. In a contested election, a nominee for director shall be elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting for the election of directors at which a quorum is present. An election shall be considered “contested” if there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting. The determination of the number of nominees for purposes of this Article 10 shall be made as of (i) the expiration of the time fixed by the Amended and Restated Bylaws of the corporation, as the same may be amended from time to time, for advance notice by a shareholder of an intention to nominate directors, or (ii) absent such a provision, at a time publicly announced by the Board of Directors which is not more than 14 days before notice is given of the meeting at which the election is to occur.

11.          The corporation expressly elects not be governed by TCA §§48-103-205 and 48-103-206.

12.          A director of the corporation shall have no liablity to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that this Section 12 shall not eliminate or limit liability of a director for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act.  If the Tennessee Business Corporation Act or any successor statute is amended or other Tennessee law is enacted after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time, or such successor statute or other Tennessee law. Any repeal or modification of this Article 12 or subsequent amendment of the Tennessee Business Corporation Act or enactment of other applicable Tennessee law shall not affect adversely any right or protection of a director of the corporation existing at the time of such repeal, modification, amendment or enactment or with respect to events occurring prior to such time.

13.          The corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification may include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.

The indemnification and advancement of expenses provisions of this Article 13 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the corporation’s Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.

14.          Special meetings of shareholders may be called at any time, but only by the Chairman of the Board of Directors, the Chief Executive Officer of the corporation, or upon a resolution by or affirmative vote of the Board of Directors, and not by the shareholders.

Notwithstanding any other provision of this Charter, the affirmative vote of holders of eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors, voting together as a single class, shall be required to amend or repeal this Article 14 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the corporation’s Bylaws in a manner that is inconsistent with the purpose and intent of this Article 14.

15.          The name and address of the Incorporator is:

Howard H. Lamar III

2700 AmSouth Center

Nashville, Tennessee 37238-2700